Exhibit 10.1

COMMERCIAL LEASE
This Commercial Lease ("Lease" or "Agreement") is entered into this 14th day of February, 2024 (the “Effective Date”), by and between Casella Waste Systems, Inc., ("Tenant"), with an address of 25 Greens Hill Lane, Rutland, VT 05701, and Casella Associates, LLC ("Landlord"), with a place of business at 25 Greens Hill Lane, Rutland, VT 05701.
LEASED PREMISES
1.1The " “Premises” shall consist of 1.03 acres of land and an office building situated at 25 Greens Hill Lane, Rutland, VT 05701.

TERM
2.1 The term of this Lease shall be for the period of fifteen (15) years commencing on March 1, 2024 (the "Commencement Date") and ending on February 28, 2039 (the “Initial Term”). The Lease may be renewed at the election of the Tenant for an additional five (5) year period (the “Renewal Term”) with written notice to Landlord of not less than six months prior to the end of the Initial Term (the Renewal Term and Initial Term are referred collectively as the “Term” throughout). An Exclusive First Right of Purchase for the Premises is attached as Exhibit A and incorporated herein.

RENT
3.1 Base Rent. The Tenant shall pay to the Landlord the sum of Seventeen Thousand Thirty-Seven Dollars ($17,037.00) per month due and payable in advance on or before the fifth day of each month, and which shall increase by three percent (3.0%) each year, said increase to take effect on the anniversary date each year of the Term, and Renewal Term if applicable (the “Base Rental”). No security deposit shall be required.
3.2    Additional Rent. Tenant shall pay all costs, expenses, taxes, and obligations of every kind and nature whatsoever relating to Tenant’s interest in the Premises and the appurtenances to and the use and occupancy thereof by Tenant or anyone claiming by, through or under Tenant hereunder which may arise or become due during or with respect to the Term (including all real estate taxes and insurance premiums, electricity, gas, water, sewer, telephone, refuse disposal, security, janitorial, waste disposal, and other charges for any similar utilities and services supplied to the Premises and actual out-of-pocket, costs payable by Landlord, Tenant or anyone claiming by, through or under Tenant as Tenant hereunder arising by virtue of Tenant’s use and occupancy of the Premises during the Term), provided that Landlord and Tenant shall pro-rate taxes and similar obligations that accrue for periods outside of, but are billed in, the Term. Any amount or payment obligation herein relating to the Premises that is not expressly declared in this Lease to be that of Landlord shall be deemed to be an obligation of Tenant to be performed by Tenant at Tenant’s expense. Tenant assumes the sole responsibility for the condition, use, operation, maintenance, repair, restoration and management of the Premises and Landlord shall have no responsibility in respect thereof except that Landlord shall be responsible for, and shall undertake at Landlord’s expense, all structural repairs or replacements; and, shall undertake all repairs to or replacement of mechanical, electrical, HVAC, plumbing or life safety systems in the building, in excess of Two Hundred Thousand Dollars ($200,000) in the aggregate. Notwithstanding the foregoing, the parties agree that Tenant may undertake emergency repairs without notice or delay, as necessary to maintain Tenant’s operations, and to the extent repairs are the responsibility of the Landlord, Landlord shall reimburse Tenant accordingly, within thirty (30) days of presentment of an invoice for the same.

Should Landlord fail to reimburse Tenant as provided herein, Tenant may deduct unpaid sums from the next ensuing Base Rental installment(s).

USE OF LEASED PREMISES
4.1    The Tenant shall use the Premises for any purpose associated with use as an office building for purposes and uses that the Landlord shall deem consistent with the purposes and use of the Premises by the Tenant, in its sole judgment. (“Permitted Uses"). Landlord is aware of and has approved the use of the Premises for the Permitted Uses. and consents, as required by section 4.3, to Tenant Alterations as Tenant determines necessary in its sole discretion to accommodate Tenant’s commercial waste services and operations.
4.2    Tenant agrees to use the Premises in accordance with applicable laws, including local, state and federal environmental laws, and to maintain the Premises in good condition, reasonable wear and tear excepted.
4.3    Tenant shall not make or suffer or allow to be made any alterations, additions or improvements in or to the Premises (collectively, “Tenant Alterations”) except as Landlord has consented to by virtue of section 4.1 hereof, without first obtaining Landlord’s written consent, which shall not be unreasonably withheld, conditioned, or delayed, based on plans and specifications submitted by Tenant; provided Landlord’s consent to Tenant Alterations in addition to those that Landlord has already consented to by virtue of section 4.1 herein will not be required if (a) the proposed Tenant Alterations will not affect the structure or the mechanical, electrical, HVAC, plumbing or life safety; and (b) the total cost to acquire and install the proposed Tenant Alterations will be no more than (i) One Hundred Thousand Dollars ($100,000.00) in any one instance and (ii) Two Hundred Thousand Dollars ($200,000.00) in the aggregate during any calendar year. Tenant shall notify Landlord prior to commencing Tenant Alterations other than de minimis Tenant Alterations. Tenant agrees that all such work (regardless of whether Landlord’s consent is required) shall be done at Tenant’s sole cost and expense, and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired.
CONDITION OF PREMISES
5.2    At the end of the Term, except for damage caused by fire or other perils, Tenant, at its expense, shall (a) surrender the Premises in the same or similar condition as existed at the time the Premises were accepted and possession taken by Tenant, taking into account items of repair pursuant to Section 5.1, Tenant Alterations consistent with this Lease, and reasonable wear resulting from uses permitted hereunder, (b) have removed all of Tenant's property from the Premises; (c) have repaired any damage to the Premises caused by the removal of Tenant's Property; and (d) leave the Premises free of trash and debris and the Building in "broom clean" condition.
5.3    All fixtures, machinery, equipment, improvements and appurtenances attached to, or built into, the Premises (collectively, “Fixtures”) at the commencement of or during the Term, whether or not placed there by or at the expense of Tenant, shall become and remain a part of the Premises; shall be deemed the property of Landlord (the “Landlord’s Property”), and shall not be removed by Tenant at the end of the Term unless Landlord requests their removal. All movable non-structural partitions, business and trade fixtures, machinery and equipment, communications equipment and office equipment that are installed in the Premises by, or for the account of, Tenant and without expense to Landlord and that can be removed without structural damage, and all furniture, furnishings and other articles of movable personal property owned by Tenant and located in the

Premises (collectively, the “Tenant’s Property”) shall be and shall remain the property of Tenant. Upon the end of the Term or any earlier termination of this Lease, Tenant, at its expense, shall remove from the Premises all of Tenant’s Property, any Tenant Alterations (except such items thereof as constitute Landlord’s Property unless Landlord otherwise directs) and any Fixtures designated by Landlord as requiring removal and Tenant shall repair any damage to the Premises resulting from any installation and/or removal thereof. If any items of Tenant’s Property remain at the Premises following the expiration or termination of this Lease, such items shall automatically be deemed abandoned and Landlord may take any action whatsoever as Landlord may desire with respect to such remaining items of Tenant’s Property.
INSURANCE
6.1    Tenant's Insurance. Tenant shall be responsible, at its expense, for maintaining adequate insurance insuring the Premises for fire or other casualty, and in an amount not less than One Million Four Hundred Seventy Five Thousand Dollars ($1,475,000); general liability insurance with limits of liability of One Million Dollars ($1,000,000) per occurrence and One Million Dollars ($1,000,000) in the general, for maintaining an umbrella insurance policy with limits of One Million Dollars ($1,000,000). Landlord shall be added to the certificate of insurance as an additional insured and Tenant shall provide a copy of the certificate of insurance to Landlord. In the event of fire or casualty, the parties agree that Landlord shall be entitled to insurance proceeds for the building, except that Tenant shall be entitled to insurance proceeds allocated to Tenant Alterations fixtures, machinery, and other contents.
DAMAGE OR DESTRUCTION; EMINENT DOMAIN
7.1    In the event the Premises shall be destroyed or damaged as a result of any fire or other casualty which is not the result of the intentional acts or neglect of Tenant and which precludes or adversely affects the Tenant’s occupancy of the Premises, then in every such cause, the Rent and Additional Rent herein set forth shall be abated or adjusted according to the extent to which the leased Premises have been rendered unfit for use and occupation by the Tenant and until the demised Premises have been put in as nearly as possible to the condition of the Premises existing immediately prior to such damage. It is understood, however, in the event of total or substantial destruction to the Premises, within one hundred twenty (120) days of the event causing said total or substantial destruction, Tenant may elect to terminate this Lease Agreement with written notice to Landlord. Otherwise, Landlord shall proceed with restoration of the Premises in an expeditious manner so as to facilitate Tenant’s resumption of use and occupation in accordance herewith.
7.2    If the whole, or any substantial portion, of the Premises is taken or condemned for any public use under any law or by right of eminent domain, or by private purchase in lieu thereof, and such taking would prevent or materially interfere with the Permitted Uses of the Premises, this Lease shall terminate effective when the physical taking of said Premises occurs. If less than a substantial portion of the Premises is so taken or condemned, this Lease shall not terminate, but the Rent and Additional Rent payable hereunder shall be proportionally abated to the extent of any actual loss of use of the Premises by Tenant. Landlord shall be entitled to any and all payment, income, rent or award, or any interest therein whatsoever, which may be paid or made in connection with such a taking or conveyance.

MISCELLANEOUS
8.1    Mutual Indemnification. Each of the parties (each, an "Indemnifying Party") shall indemnify and hold harmless the other party and any director, officer, affiliate, partner, member or elected or appointed official of the other party (each, an "Indemnified Party") from and against any and all claims, actions, suits, judgments, proceedings, liabilities, obligations, losses, and damages, amounts paid in settlement, interest, costs and expenses (including reasonable attorney's fees), penalties (civil, criminal or administrative), court costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) relating to or arising from personal injury, bodily harm or death, property damage or damage to the environment ("Losses") incurred or suffered by any Indemnified Party to the extent that such Losses arise by reason of, or result from (i) the material breach or inaccuracy of any representation or warranty of the Indemnifying Party contained in this Agreement; (ii) the material breach by the Indemnifying Party of any of its covenants or agreements contained in this Agreement, or (iii) the gross negligence or willful misconduct of the Indemnifying Party or any of its agents, employees or subcontractors; to the extent not waived by the other party, in each case.
The indemnification obligations of Indemnifying Party under this Section shall inure to the benefit of the directors, officers, affiliates, employees and elected or appointed officials of Indemnified Party and shall survive expiration or earlier termination of this Agreement.
8.2    Assignment/Subletting. Tenant shall be permitted to assign its interests in this Lease to a corporate parent or affiliate of equal or greater net worth with notice to the Landlord, and should that occur, Tenant shall be relieved of further obligation hereunder. Tenant shall be permitted to sublet any portion of the Premises with consent of the Landlord, which shall not be unreasonably withheld, provided that the terms of the sublease shall prohibit further sublease by the subtenant, and that the term of the sublease shall not be inconsistent with nor extend beyond the Term of this Lease Agreement.
8.3    Limitation of Liability. Neither party shall be liable to the other for special, incidental, exemplary, punitive or consequential damages including without limitation loss of use, loss of profits or revenues, or cost of substitute or re-performed services, suffered, asserted or alleged by either party or any third party arising from or relating to this Agreement, regardless of whether those damages are claimed under contract, warranty, indemnity, tort or any other theory at law or in equity.
8.4    Disclaimer of Joint Venture, Partnership, and Agency. This Agreement shall not be interpreted or construed to create an association, joint venture, or partnership between the parties or to impose any partnership obligation or liability upon either party. Neither party shall have any right, power or authority to enter into any agreement or undertaking for, or act on behalf of, or to act as or be an agent of representative of, or to otherwise bind, the other party.
8.5    Governing Law. This Agreement and any issues arising hereunder or relating hereto shall be governed by and construed in accordance with the laws of the State of Vermont except for conflicts of laws provisions that would apply the substantive law of another state.

8.6    Representations and Warranties:

(i) Each party represents and warrants to the other that:

(a)it is duly qualified to do business and is in good standing in every jurisdiction in which this

Agreement requires its performance;

(b)it has full power and authority to execute, deliver and perform its obligations under this Agreement;
(c)the execution, delivery and performance of this Agreement have been duly and validly authorized by all necessary action by such party; and
(d)the execution and delivery of this Agreement by such party and the performance of the terms, covenants and conditions contained herein will not violate the articles of incorporation or by-laws of such party, or any order of a court or arbitrator, and will not conflict with and will not constitute a material breach of, or default under, the provisions of any material contract by which either party is bound.
(ii)    Landlord represents and warrants to Tenant that:
(a)Landlord represents and warrants to Tenant that as of the date hereof, Landlord owns and holds fee title in and to the Premises and there exist no restrictions applicable to the Premises that are inconsistent with this lease, or materially and adversely affect Tenant's rights and remedies hereunder (or under applicable law).
(b)Tenant shall have quiet enjoyment of the Premises for the Term.
(c)Landlord agrees to hold Tenant harmless and indemnify Tenant for any loss, costs or expenses incurred by Tenant as a result of the failure of such representations and warranty to be true.
(iii)    These warranties shall survive the Term.
8.7    Force Majeure. In no event shall either party be responsible or liable for any failure or delay in the performance of its obligations hereunder arising out of or caused by, directly or indirectly, forces beyond its control, including, without limitation, accidents, acts of war or terrorism, civil or military disturbances, nuclear or natural catastrophes or acts of God, and interruptions, loss or malfunctions of utilities, communications or computer (software and hardware) services; it being understood that the effected party shall use reasonable efforts which are consistent with accepted practices to resume performance as soon as practicable under the circumstances.
8.8    Termination. This Agreement may be terminated:
(a)at any time by both parties upon mutual written agreement; or
(b)immediately upon notice by either party in the event that any of the representations and warranties contained in this Agreement are shown to be untrue; or
(c)by either party in the event of a failure by the other party to perform a material obligation as follows (a "Default"): if the Default has not been cured by the defaulting party within thirty (30) days from receipt of notice from the non-defaulting party, the non-defaulting party may (i) terminate this Agreement immediately upon notice, or (ii) agree in writing that the defaulting party is diligently pursuing a cure, and extend the cure period at its sole discretion, subject to immediate termination upon notice.

(d)By Tenant prior to the expiration of either the 5th or 10th anniversary dates of the Agreement with no less than six (6) months’ advance written notice to Landlord, without penalty to Tenant.
8.9    Entire Agreement. It is understood and agreed that all understandings and agreements heretofore had between and parties thereto are merged in this Agreement, which alone fully and completely expresses their agreement and contains all of the terms agreed upon between the parties with respect to the subject matter of this Agreement, and that this Agreement is entered into after full investigation, neither party relying upon any statement or representation, not embodied in this Agreement, made by the other. All exhibits, schedules and other attachments are a part of this Agreement and the contents thereof are incorporated herein by reference.
8.10    Amendment. This Agreement may not be amended, modified or supplemented, except in writing and signed by the parties.
8.11    Non-Waiver. No waiver by any party to this Agreement of any failure or refusal by the other party to comply with its obligations shall be deemed a waiver of any other or subsequent failure or refusal to so comply. No waiver by either Party of any right or remedy hereunder shall be valid unless the same shall be in writing and signed by the Party giving such waiver. No waiver by either Party with respect to any default, misrepresentation, or breach of warranty or covenant hereunder shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.
8.12    Severability; Modification Required By Law. If any term or provision of this Agreement shall be found by a court of competent jurisdiction to be invalid, illegal or otherwise unenforceable, the same shall not affect the other terms or provisions thereof or hereof or the whole of this Agreement, but such term or provision shall be deemed modified to the extent necessary in the court's opinion to render such term or provision enforceable, and the rights and obligations of the parties shall be construed and enforced accordingly, preserving to the fullest permissible extent the intent and agreement of the parties herein set forth.
8.13    No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to confer upon any third party any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.
8.14    No Brokers. The parties agree that they have entered into this Agreement without the benefit or assistance of any brokers, and each party agrees to indemnify, defend and hold the other harmless from any and all costs, expenses, losses or liabilities arising out of any claim by any person or entity that such person or entity acted as or was retained by the indemnifying party as a finder or broker with respect to the transaction described in this Agreement.
8.15    Further Acts. Each party agrees to perform any further acts and to execute, acknowledge, and deliver any documents which may be reasonably necessary to carry out the provisions of this Agreement.
8.16    Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but which together will constitute one and the same instrument.
8.17    Disputes. If a claim or dispute arises out of this Agreement or its performance, the parties agree to endeavor in good faith to resolve it equitably through negotiation, or if that fails, through non-

binding mediation under the rules of the American Arbitration Association, before having recourse to the courts. However, prior to or during negotiation or mediation, either party may initiate litigation that would otherwise become barred by a statute of limitations.
8.18    Notices. All notices to be given under this Agreement shall be in writing and delivered personally, or shall be mailed by U.S. Express, registered or certified mail, return receipt requested or an overnight service with receipt as follows:

Landlord:	Casella Associates, LLC
25 Greens Hill Lane
Rutland, VT 05701
Attn: John Casella

Tenant:	Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, VT 05701
Attn: Edmond Coletta

Copy to:	Casella Waste Systems, Inc.
25 Greens Hill Lane
Rutland, VT 05701
Attn: Office of General Counsel

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the Effective
Date.

Witness:                        Tenant:

/s/ Shelley E. Sayward             /s/ Edmond R. Coletta

Witness:                        Landlord:

/s/ Shelley E. Sayward             /s/ John W. Casella

EXHIBIT A

EXCLUSIVE FIRST RIGHT OF PURCHASE

NOW COMES Casella Associates, LLC ("Landlord"), with a place of business at 25 Greens Hill Lane, Rutland, VT 05701 and Casella Waste Systems, Inc., ("Tenant"), with an address of 25 Greens Hill Lane, Rutland, VT 05701.

Landlord owns property located at 25 Greens Hill Lane, Rutland, VT (the "Premises"), and, in exchange for the lease arrangement between Landlord and Tenant, and other valuable consideration, Landlord hereby grants to Tenant through the Term of the Lease Agreement as may be extended, whichever is longer, an exclusive first right of purchase should Landlord determine to sell the Premises during the Term of the Lease Agreement. Therefore, the parties agree that should Landlord determine to sell the Premises, in accordance with the Notice provisions of the Lease Agreement, Landlord shall give Tenant written notice of intention to sell, and Tenant shall have thirty (30) days thereafter to provide Landlord with written notice that Tenant will be exercising Tenant’s exclusive first right of purchase as provided herein. Should Tenant fail to provide Landlord with notice that Tenant will be exercising Tenant’s exclusive first right of purchase as provided herein otherwise, the same shall expire and have no further force and effect. If Tenant elects to exercise its first right of purchase, Landlord and Tenant shall engage a licensed appraiser as mutually agreed to appraise the fair market value of the Premises, the cost of which shall be shall split by the parties. The fair market value of the Premises, less Tenant’s book value of Tenant Alterations (including costs of capital), will establish the Tenant’s purchase price for the Premises. Tenant shall have sixty (60) days from the date of completion of the appraisal to elect in writing to purchase the Premises, and shall tender for Landlord’s signature and acceptance, a proposed Purchase and Sale Agreement that shall offer to purchase the Premises for a purchase price established in accordance herewith, and shall call for the Landlord to tender marketable title to the Premises free and clear from encumbrances and establishes a prospective closing date no later than ninety (90) days following execution of the purchase and sale agreement. If Tenant does not elect to purchase the Premises as provided herein, this exclusive right of first purchase shall expire and have no further effect.

This exclusive right of first purchase is assignable and shall be binding upon the heirs, successors and assigns of Landlord and Tenant.

Witness:                        Tenant:

/s/ Shelley E. Sayward             /s/ Edmond R. Coletta

Witness:                        Landlord:

/s/ Shelley E. Sayward             /s/ John W. Casella

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